Exhibit 99.1

Sunrun Reports Fourth Quarter and Full Year 2016 Financial Results

Revenues of $454 million in 2016, 49% Year-Over-Year Growth

Net Present Value created of $213 million in 2016, an increase of 64% Year-Over-Year

Net Earning Assets reach $1 billion, 30% Year-Over-Year Growth

SAN FRANCISCO, March 8, 2017, Sunrun (Nasdaq: RUN), the largest dedicated residential solar company in the United States, today announced financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Operating Highlights

•	Total deployments of 77 MW, an increase of 13% year-over-year
•	Net Present Value created of $67 million, an increase of 47% year-over-year
•	Creation Cost per watt improved by $0.31, or 8% from Q4 2015

Full Year 2016 Operating Highlights

•	Total deployments of 282 MW, an increase of 39% year-over-year
•	Net Present Value created of $213 million, an increase of 64% year-over-year
•	Creation Cost per watt improved by $0.45, or 11% from full year 2015
•	Cumulative MW deployed of 879 MW
•	Net Earning Assets reached $1 billion, reflecting a 30% increase year-over-year

“Our 2016 performance continues to validate our business model. We grew our portfolio of installed solar energy systems by 47% to 879 MW with improving unit-level economics,” said Lynn Jurich, Sunrun’s chief executive officer. “The reach of our multi-channel business model allowed us to gain market share and deliver a valuable service to our customers and our country’s energy infrastructure.”

Key Operating Metrics

In the fourth quarter of 2016, total MW deployed increased to 77 MW from 68 MW in the fourth quarter of 2015, a 13% year-over-year increase.

In full year 2016, MW deployed increased to 282 MW from 203 MW in full year 2015, a 39% year-over-year increase.

In the fourth quarter of 2016, MW booked were 72 MW, down 13% from the fourth quarter of 2015.

Creation cost per watt was $3.41 in the fourth quarter of 2016 compared to $3.72 in the fourth quarter of 2015. NPV per watt created in the fourth quarter of 2016 was $1.00 compared to $0.78 in the fourth quarter of 2015.

NPV created in the fourth quarter of 2016 was $67 million, a 47% increase from $46 million in the fourth quarter of 2015. Pre-tax project value per watt was $4.41, compared to $4.50 in the fourth quarter of 2015.

Gross earning assets as of December 31, 2016 was $1.8 billion, up $535 million, or 42%, since December 31, 2015. Net earning assets as of December 31, 2016 were $1.0 billion, up $232 million, or 30% from the prior year.

During the fourth quarter, we reviewed our Key Operating Metrics to ensure our reported metrics remain aligned with how we currently operate our business.  Based on our growing operating experience, unique business model and industry trends, we have modified our method for calculating MW Booked and Creation Cost, and replaced Estimated Retained Value and Estimated Nominal Contracted Payments Remaining with Gross Earning Assets and Net Earning Assets. We believe these changes will provide investors with closer leading indicators of performance and trends and are better aligned with our current sales compensation and key operating objectives.

MW Booked are now calculated as sold systems or systems subject to a Customer Agreement for which we have internal confirmation that the system has met our installation requirements for size, equipment and design (which constitutes our definition of reaching notice to proceed, or NTP), net of cancellations. Since NTP occurs closer to installation, there is a meaningfully higher realization of these systems as deployments, and it is less susceptible to reported seasonal fluctuations. Creation Cost is now calculated so that the single component not previously based on either leased or total deployments now will be. The portion of period sales and marketing expenses previously divided by MW Booked is now divided by MW Deployed.

Finally, management believes Gross Earning Assets (which includes only discounted cash flows for deployed systems, rather than systems subject to a Customer Agreement) provides greater clarity and comparability between periods than Estimated Retained Value and Estimated Nominal Contracted Payments Remaining as it excludes the effect of cancellations that occur between the execution of a Customer Agreement and deployment. Prior periods showing both the updated and previous methodology and a summary of the Key Operating Metrics has been included in this release.

Financing Activities

In December 2016, we entered into a strategic partnership with National Grid PLC (“National Grid”), which includes a  national collaborative grid services pilot and a $100 million direct investment by National Grid in a partnership that will own approximately 200 MW of our rooftop solar systems across the U.S. The strategic partnership also includes a joint marketing agreement that will initially target approximately 100,000 single family homes in downstate New York.

As of March 8, 2017, our tax equity pipeline remains robust, with closed transactions and executed terms sheets that provide us runway well into Q4 of 2017. Our current pipeline of back-leverage and project equity provides us runway into Q3 of 2017.

Fourth Quarter 2016 GAAP Results

Total revenue grew to $120.6 million in the fourth quarter of 2016, up $20.9 million, or 21% from the fourth quarter of 2015. Operating leases and incentives revenue grew 53% year-over-year to $45.3 million. Solar energy systems and product sales grew 7% year-over-year to $75.3 million.

Total cost of revenue was $105.4 million, an increase of 9% year-over-year. Total operating expenses were $169.2 million, an increase of 3% year-over-year.

Net income available to common stockholders was $29.0 million in the fourth quarter of 2016, compared to net income available to common stockholders of $16.9 million in the third quarter of 2016, and $15.0 million net loss available to common stockholders in the fourth quarter of 2015.

Diluted net earnings per share available to common shareholders was $0.27 per share.

Full Year 2016 GAAP Results

Total revenue grew to $453.9 million in full year 2016, up $149.3 million, or 49% from 2015. Operating leases and incentives revenue grew 43% year-over-year to $168.4 million. Solar energy systems and product sales grew 53% year-over-year to $285.5 million.

Total cost of revenue was $399.2 million, an increase of 42% year-over-year. Total operating expenses were $668.8 million, an increase of 28% year-over-year.

Net income available to common stockholders was $91.7 million in full year 2016, compared to net loss available to common stockholders of $53.1 million in 2015.

Diluted net earnings per share available to common shareholders was $0.87 per share.

Guidance for Q1 and Full Year 2017

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

In Q1, we expect to deploy approximately 69 MW, reflecting 15% year-over-year growth.

For the full year 2017, we expect to deploy 325 MWs, reflecting 15% year-over-year growth.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its fourth quarter and full year 2016 results and outlook for its first quarter and full year of 2017 at 2:00 p.m. Pacific Time today, March 8, 2017. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #65847799. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #65847799.

About Sunrun

Sunrun (Nasdaq: RUN) is the largest dedicated residential solar company in the United States with a mission to create a planet run by the sun. Since establishing the solar as a service model in 2007, Sunrun continues to lead the industry in providing clean energy to homeowners with little to no upfront cost and at a savings to traditional electricity rates. The company designs, installs, finances, insures, monitors and maintains the solar panels on a homeowner's roof, while families receive predictable pricing for 20 years or more. For more information please visit: www.sunrun.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating guidance, operational and financial results such as growth, value creation, MW bookings and deployments, gross and net earning assets, project value, estimated creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth and financing capacity and our strategic partnership with National Grid. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Consolidated Balance Sheets

(In Thousands)

	As of December 31,
	2016	2015
Assets
Current assets:
Cash	$206,364	$203,864
Restricted cash	11,882	9,203
Accounts receivable, net	60,258	60,275
State tax credits receivable	13,713	9,198
Inventories	67,326	71,258
Prepaid expenses and other current assets	9,802	5,917
Total current assets	369,345	359,715
Restricted cash	6,117	8,094
Solar energy systems, net	2,629,366	1,992,021
Property and equipment, net	48,471	44,866
Intangible assets, net	18,499	22,705
Goodwill	87,543	87,543
Prepaid tax asset	378,541	190,146
Other assets	34,936	29,502
Total assets	$3,572,818	$2,734,592
Liabilities and total equity
Current liabilities:
Accounts payable	$66,018	$104,133
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	10,654	8,144
Accrued expenses and other liabilities	59,261	49,146
Deferred revenue, current portion	70,849	59,726
Deferred grants, current portion	8,011	13,949
Capital lease obligations, current portion	10,015	8,951
Long-term non-recourse debt, current portion	14,153	4,722
Lease pass-through financing obligation, current portion	5,823	3,710
Total current liabilities	244,784	252,481
Deferred revenue, net of current portion	583,401	559,066
Deferred grants, net of current portion	226,893	220,784
Capital lease obligations, net of current portion	12,965	15,042
Recourse debt	244,000	197,000
Long-term non-recourse debt, net of current portion	639,870	333,042
Lease pass-through financing obligation, net of current portion	137,958	153,188
Other liabilities	5,457	7,144
Deferred tax liabilities	415,397	190,146
Total liabilities	2,510,725	1,927,893
Redeemable noncontrolling interests	137,907	147,139
Total stockholders’ equity	672,961	554,069
Noncontrolling interests	251,225	105,491
Total equity	924,186	659,560
Total liabilities, redeemable noncontrolling interests and total equity	$3,572,818	$2,734,592

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2016	2015
Revenue:
Operating leases and incentives	$168,417	$118,004
Solar energy systems and product sales	285,481	186,602
Total revenue	453,898	304,606
Operating expenses:
Cost of operating leases and incentives	159,858	111,784
Cost of solar energy systems and product sales	239,381	168,751
Sales and marketing	162,781	145,477
Research and development	10,199	9,657
General and administrative	92,377	84,442
Amortization of intangible assets	4,206	3,695
Total operating expenses	668,802	523,806
Loss from operations	(214,904)	(219,200)
Interest expense, net	53,244	33,236
Loss on early extinguishment of debt	—	431
Other expenses (income), net	(840)	1,338
Loss before income taxes	(267,308)	(254,205)
Income tax expense (benefit)	35,993	(5,299)
Net loss	(303,301)	(248,906)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(394,988)	(220,660)
Net income (loss) attributable to common stockholders	$91,687	$(28,246)
Less: Deemed dividend to convertible preferred stockholders	—	(24,890)
Net income (loss) available to common stockholders	$91,687	$(53,136)

Net income (loss) per share available to common shareholders
Basic	$0.90	$(0.96)
Diluted	$0.87	$(0.96)
Weighted average shares used to compute net income (loss) per share available to common stockholders
Basic	102,367	55,091
Diluted	104,964	55,091

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2016	2015
Operating activities:
Net loss	$(303,301)	$(248,906)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash losses, net	3,880	3,516
Depreciation and amortization, net of amortization of deferred grants	104,105	71,373
Bad debt expense	1,355	1,998
Interest on lease pass-through financing obligations	12,081	11,959
Noncash tax expense (benefit)	35,993	(5,299)
Noncash interest expense	13,441	6,997
Stock-based compensation expense	18,723	15,823
Reduction in lease pass-through financing obligations	(18,551)	(16,780)
Changes in operating assets and liabilities:
Accounts receivable	674	(15,517)
Inventories	4,042	(47,344)
Prepaid and other assets	(4,799)	(884)
Accounts payable	(40,336)	50,946
Accrued expenses and other liabilities	11,819	19,168
Deferred revenue	10,294	47,684
Net cash used in operating activities	(150,580)	(105,266)

Investing activities:
Payments for the costs of solar energy systems, leased and to be leased	(727,568)	(594,887)
Purchases of property and equipment	(12,544)	(13,027)
Business acquisition, net of cash acquired	(5,000)	(19,575)
Net cash used in investing activities	(745,112)	(627,489)

Financing activities:
Proceeds from state tax credits, net of recapture	9,081	4,685
Proceeds from recourse debt	458,400	495,985
Repayment of recourse debt	(411,400)	(348,224)
Proceeds from non-recourse debt	335,666	159,400
Repayment of non-recourse debt	(23,076)	(11,774)
Payment of debt fees	(13,741)	(14,798)
Proceeds from lease pass-through financing obligations, net	16,047	129,121
Repayment of lease pass-through financing obligations	—	(88,918)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	573,542	275,704
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(39,542)	(28,737)
Proceeds from exercises of stock options, net of withholding taxes on restricted stock units and issuance of shares in connection with the Employee Stock Purchase Plan	7,364	3,548
Proceeds received, net and (offering costs paid) related to initial public offering	(437)	222,078)
Payment of capital lease obligations	(12,759)	(4,854)
Change in restricted cash	(953)	(8,751)
Net cash provided by financing activities	898,192	784,465

Net increase in cash	2,500	51,710
Cash, beginning of period	203,864	152,154
Cash, end of period	$206,364	$203,864

Key Operating Metrics and Financial Metrics

	Full Year Ended December 31,
	2016	2015
MW Booked (during the period)(1)(2)	285	229
MW Deployed (during the period)	282	203
Cumulative MW Deployed (end of period)	879	596
Gross Earning Assets under Energy Contract (end of period)(in millions)(3)	$1,200	$842
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$609	$432
Gross Earning Assets (end of period)(in millions)	$1,809	$1,274
Net Earning Assets (end of period)(in millions)(3)	$1,011	$779
	Three Months Ended December 31,
	2016	2015
Project Value, Contracted Portion (per watt)	$3.80	$4.01
Project Value, Renewal Portion (per watt)	$0.60	$0.49
Total Project Value (per watt)(4)	$4.41	$4.50
Creation Cost (per watt) (5)(6)	$3.41	$3.72
Unlevered NPV (per watt)	$1.00	$0.78
NPV (in millions)	$67	$46

(1)	Reflects new methodology of including only systems which have reached NTP. Please see Key Operating Metrics and Definitions for a compete summary of this modification.
(2)	Full year 2016 total excludes 6 MW of cancellations due to Nevada exit.
(3)

Reflects replacement of Retained Value and Estimated Nominal Contracted Payments Remaining with new metrics Gross and Net Earning Assets. Please see Key Operating Metrics and Definitions for a complete summary of these changes.

(4)	Numbers may not sum due to rounding.
(5)

Excludes initial direct costs (“IDCs”) paid prior to deployments and excludes non-cash items such as amortization of intangible assets and stock-based compensation, and contingent consideration related to an acquisition we completed in Q2 2015.

(6)	Reflects new creation cost methodology. Please see Definitions for terms.

	Twelve Months Ended December 31,
	2016	2015
Project Value, Contracted Portion (per watt)	$3.90	$4.23
Project Value, Renewal Portion (per watt)	$0.58	$0.53
Total Project Value (per watt)	$4.48	$4.76
Creation Cost (per watt)(1)(2)	$3.61	$4.06
Unlevered NPV (per watt)	$0.87	$0.70
NPV (in millions)	$213	$130
Net Earning Assets (in millions)	$1,011	$779

(1)

Excludes initial direct costs (IDCs) paid prior to deployments and excludes non-cash items such as amortization of intangible assets and stock-based compensation, and contingent consideration related to an acquisition we completed in Q2 2015.

(2)	Reflects new creation cost methodology. Please see Definitions for terms.

Definitions

Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.

Customers refers to all residential homeowners (i) who have executed a Customer Agreement or cash sales agreement with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations.

Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.

Gross Earning Assets represents the net cash flows (discounted at 6%) we expect to receive during the initial 20-year term of our Customer Agreements for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term.  Gross Earning Assets excludes estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in lease pass-throughs as these amounts are reflected on our balance sheet as long-term and short-term lease pass-through obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use lease pass-throughs and long-term debt in an equivalent fashion as the schedule of payments of distributions to lease pass-through investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures.

Gross Earning Assets Under Energy Contract represents the net cash flows during the initial (typically 20 year) term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.

Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.

MW Booked represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to an executed Customer Agreement, for which we have confirmation that the systems have reached NTP, net of cancellations.

MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.

Net Earning Assets represents Gross Earning Assets less both project level debt and Lease Pass-Through Financing Obligation, as of the same measurement date.

NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.

NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.

Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, project value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated gross earning assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors. Project value includes contracted SRECs for all periods after July 1, 2015. Project value does not include cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investment fund investors, the cumulative impact of which is expected to be immaterial in 2016.

Unlevered NPV equals the difference between project value and estimated creation cost on a per watt basis.

Investor Relations Contacts:

Patrick Jobin

Investors@sunrun.com

(415) 638-4007

Charlotte Coultrap-Bagg

Investors@sunrun.com

(415) 510-4833